EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Annual Report on Form 10-K for the year ended December 31, 2012 of Proguard Acquisition Corp. of our report dated April 16, 2012, relating to the consolidated balance sheets of Proguard Acquisition Corp. as of December 31, 2011 and the related consolidated statements of operations, changes in shareholders' equity (deficit), and cash flows for the year ended December 31, 2011.

/s/ SHERB & CO., LLP
SHERB & CO., LLP

Boca Raton, Florida
March 28, 2013